KEIP PARTICIPANTS - TOP 4 EXECUTIVES

BREITBURN ENERGY PARTNERS LP
INCENTIVE BONUS AWARD AGREEMENT
Pursuant to this Incentive Bonus Award Agreement, dated as of September 16, 2016 (the “Agreement”), Breitburn GP LLC (the “Company”), as the general partner of Breitburn Energy Partners LP, a Delaware limited partnership (the “Partnership”), hereby grants to the individual set forth on Exhibit A hereto (the “Participant”) the following award of an incentive bonus (the “Award”), pursuant and subject to the terms and conditions of this Agreement. Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Partnership’s First Amended and Restated 2006 Long-Term Incentive Plan (the “Plan”). Certain other capitalized terms used herein are defined in Section 13 below and on Exhibit A hereto. For the avoidance of doubt, the Award is neither granted under, nor subject to the terms of, the Plan.
GRANT NOTICE
Subject to the terms and conditions of this Agreement, the principal features of this Award are as follows:
Target, Maximum 2016 Cash Award; Grant Date: Each of the Target 2016 Cash Award, Maximum 2016 Cash Award and Grant Date of the Award are set forth on Exhibit A hereto.
Earned Award; Vesting of Award: The Committee shall determine and certify the Earned Award (if any) with respect to each applicable performance period set forth on Exhibit A hereto in accordance with Exhibit A hereto, and any such Earned Award shall become immediately vested and non-forfeitable as of the applicable Periodic Determination Date or 2016 Determination Date (each such date, a “Vesting Date”). In addition, the Award shall be subject to accelerated vesting as set forth in Section 3 of the Terms and Conditions of Incentive Bonus below and to the “Repayment” provision set forth below in the Grant Notice.
Payment: Earned Awards in respect of each of the Periodic Performance Periods (in each case, if any) shall be paid to the Participant in cash, less any applicable tax withholdings, within thirty (30) days following the applicable Vesting Date (with the exact date of payment determined by the Company in its sole discretion). The Earned Award in respect of the 2016 Performance Period (if any) shall be paid to the Participant in cash, less any applicable tax withholdings, within fifteen (15) days following the applicable Vesting Date (with the exact date of payment determined by the Company in its sole discretion). In no event shall any Earned Award be paid later than March 15th of the calendar year following the calendar year to which such Earned Award relates.
Termination of Award: Except as set forth in Section 3 of the Terms and Conditions of Incentive Bonus below, if the applicable Vesting Date has not occurred with respect to any portion of the Award prior to or in connection with the Participant’s Termination of Service for any reason, such portion of the Award shall automatically be forfeited by the Participant upon such Termination of Service without further action and without payment of consideration therefor. In addition, in the event that any portion of the Award fails to become an Earned Award in accordance with the provisions (including the applicable performance metric(s)) set forth on Exhibit A hereto, such portion of the Award that fails to become an Earned Award shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor.
Repayment: In the event of the Participant’s Termination of Service (i) due to the Participant’s retirement (including a Qualifying Retirement) or voluntary resignation other than for Good Reason or (ii) by the Employer for Cause, in each case, prior to April 15, 2017, the Participant shall, within ten business days following the Termination of Service, repay to the Company any portion of the Award that had been paid to the Participant prior to such Termination of Service, net of any taxes paid by the Participant in respect of such portion of the Award (for the avoidance of doubt, such payment shall be required notwithstanding the occurrence of a Vesting Date with respect to any such portion of the Award).
Adjustment: Notwithstanding anything herein to the contrary, in the event that the Committee determines, in its sole discretion, that an adjustment to any of the terms or conditions set forth on Exhibit A hereto is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available pursuant to this Agreement, the Committee may make equitable adjustments, if any, to any of the terms or conditions set forth on Exhibit A hereto. The Committee may make such adjustments at any time, and all such adjustments shall be final, conclusive and binding upon all persons, including, but not limited to, the Company, the Employer, any of their respective Affiliates, the Participant and any beneficiary of the Participant.

TERMS AND CONDITIONS OF INCENTIVE BONUS
1.Cancellation of Incentive Bonus Award.  As a material inducement to the Company to enter into this Agreement and as a condition to the Participant’s eligibility to receive the Award hereunder, effective as of the Grant Date, the incentive bonus award granted to the Participant pursuant to that certain Incentive Bonus Award Agreement, dated as of January 28, 2016, between the Company and the Participant is hereby cancelled and terminated, and the Participant hereby acknowledges and agrees that the Participant has no further right, claim, entitlement or interest in or to such incentive bonus award.
2.Grant. The Company hereby grants to the Participant, as of the Grant Date, an incentive bonus Award in the amounts set forth in the Grant Notice above, subject to all of the terms and conditions contained in this Agreement.
3.Vesting and Termination.
(a)Except as expressly set forth in this Section 3, the Earned Award shall vest and be paid to the Participant in accordance with the Grant Notice above.
(b)Notwithstanding anything herein to the contrary, in the event that an effective date of a plan of reorganization of the Company, the Partnership or the Employer in a case under Chapter 11 of the Bankruptcy Code occurs prior to December 31, 2016 (a “Qualifying Reorganization”), (i) the Participant shall retain any portion of the Earned Award previously paid to the Participant hereunder and (ii) for the applicable Periodic Performance Period during which such Qualifying Reorganization occurs, a portion of the Award in respect of such Periodic Performance Period, determined based on actual performance through the date of such Qualifying Reorganization and pro-rated based on the number of days elapsed during the applicable Periodic Performance Period through the effective date of such Qualifying Reorganization, shall immediately become an Earned Award and shall vest in full.
(c)Notwithstanding anything herein to the contrary, upon the first to occur of
(i) the Participant’s Termination of Service by the Employer due to the Participant’s death or Disability prior to the 2016 Determination Date, a portion of the Award equal to the positive difference, if any, between (x) the Target 2016 Cash Award (or such other amount as the Committee may, in its sole discretion, determine based on Production Performance and LOE Performance data available as of the date of the Participant’s Termination of Service), and (y) the Earned Award (if any) previously paid or payable to the Participant shall immediately become an Earned Award and shall vest in full;
(ii) (A) the Participant’s Termination of Service by the Employer without Cause or by the Participant for Good Reason, or (B) a Change of Control, in each case, on or prior to December 31, 2016, then, for the applicable Periodic Performance Period during which such event occurs, a portion of the Award in respect of such Periodic Performance Period, determined based on actual performance through the date of such event and pro-rated based on the number of days elapsed during the applicable Periodic Performance Period through the date of such event, shall immediately become an Earned

Award and shall vest in full; or
(iii) (A) the Participant’s Termination of Service by the Employer without Cause or by the Participant for Good Reason, or (B) a Change of Control, in each case, on or after January 1, 2017 and prior to the 2016 Determination Date, then
(1) with respect to the Second Performance Period, a portion of the Award equal to the amount of the Award determined based on actual performance through the Second Performance Period shall immediately become an Earned Award and shall vest in full, and
(2) a portion of the Award equal to the positive difference, if any, between (x) the amount of the Award determined based on actual performance through the 2016 Performance Period, and (y) the Earned Award (if any) previously paid or payable to the Participant (including, for the avoidance of doubt, the Earned Award, if any, that becomes payable pursuant to Section 3(c)(iii)(1) above), shall immediately become an Earned Award and shall vest in full.
(d) The date of any event described in Section 3(b) or Section 3(c) hereof shall be deemed the “Vesting Date” for any portion of the Award that becomes an Earned Award and vests in connection therewith as provided in this Section 3. Except as set forth in this Section 3, no portion of the Award that has not become earned and vested at the date of a Qualifying Reorganization, the Participant’s Termination of Service or a Change of Control (as applicable) shall thereafter become earned, vested and/or payable.
4.Non-Transferability. The Award may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the Award nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
5.No Effect on Employment. Nothing in this Agreement shall confer upon the Participant any right to serve or continue to serve as an Employee, Director or Consultant.
6.Withholding; Tax Consultation. The Employer or the Company may withhold from any amount payable under this Agreement or otherwise with respect to the Award such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company or its Affiliates has made any warranty or representation to the Participant with respect to the income tax consequences of the issuance of the Award or the transactions contemplated by this Agreement, and the Participant is in no manner relying on such entities or their representatives for an assessment of such tax consequences. The Participant understands that the Participant may suffer adverse tax consequences in connection with the Award granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the Award and that the Participant is not relying on the Company or any of its Affiliates for tax advice.
7.Severability. If any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.
8.Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee, provided that no change shall materially reduce the rights or benefits of the Participant with respect to the Award without the consent of the Participant. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.
9.Determinations Binding. All determinations, interpretations, and other decisions under or with respect to this Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, the Participant, and any beneficiary of the Award.
10.Successors. This Agreement shall inure to the benefit of the successors of the Company. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
11.Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
12.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
13.Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement (“Section 409A”). To the extent that the Committee determines that any portion of the Award may be or become subject to Section 409A, the Company may amend this Agreement in a manner intended to comply with the requirements of Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A; provided, however, that nothing in this Agreement shall create any obligation on the part of the Company to adopt any such amendment or take any such other action or any liability for doing so or failure to do so. Notwithstanding anything to the contrary in this Agreement, no amounts payable under this Agreement shall be paid to the Participant prior to the expiration of the six-month period following the Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i)) to the extent that the Company determines that paying such amounts prior to the expiration of such six-month period would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of the applicable six-month period (or such earlier date upon which such amounts can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), such amounts shall be paid to the Participant.
14.Definitions. For purposes of this Agreement, when capitalized herein, the terms below shall have the following meanings:
“Cause” means “Cause” as defined in the Participant’s employment agreement with the Employer if such an agreement exists and contains a definition of Cause, or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause means (i) any material failure or neglect by the Participant to perform his or her duties or responsibilities to the Employer; (ii) any act of fraud, embezzlement, theft, misappropriation or dishonesty by the Participant relating to the Employer or its business or assets; (iii) the Participant’s commission of a felony or other crime involving moral turpitude; (iv) any gross negligence or intentional misconduct on the part of the Participant in the conduct of his duties and responsibilities with the Employer or which adversely affects the image, reputation or business of the Employer or its affiliates; or (v) any material breach by the Participant of any written agreement between the Employer and the Participant.
“Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:
(i)    any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate of the Company, shall become the beneficial owner, directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests or of a controlling interest in Breitburn Management Company LLC, the Company or the Partnership;
(ii)    the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership;
(iii)    the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company or an Affiliate of the Company;
(iv)    a transaction resulting in a Person other than the Company or an Affiliate of the Company being the general partner of the Partnership; or
(v)    any time at which individuals who, as of the Grant Date, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Partnership’s unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as the result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.
“Committee” means the Board of Directors of the Company (the “Board”), the Compensation and Governance Committee of the Board or such other committee as may be appointed by the Board.
“Disability” means a condition that entitles the Participant to receive benefits under an applicable Employer long-term disability insurance plan, or, if the Participant is not covered by such a plan, a condition that would entitle the Participant to such benefits had the Participant been covered under such a plan.
“Employer” means Breitburn Management Company LLC or a successor employer.

“Good Reason” means the occurrence of any of the following without the Participant’s written consent: (i) a material diminution in the Participant’s annual base salary; (ii) a material diminution in the Participant’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report; (iv) a material diminution in the budget over which the Participant retains authority; (v) a material change in the geographic location at which the Participant must perform services to the Employer; or (vi) any other action or inaction that constitutes a material breach by the Employer of the Participant’s employment agreement with the Employer; provided, that the Participant’s resignation shall only constitute a resignation for “Good Reason” hereunder if (a) the Participant provides the Employer with written notice setting forth the specific facts or circumstances constituting Good Reason within 30 days after the initial existence of such facts or circumstances, (b) the Employer has failed to cure such facts or circumstances within thirty days after receipt of such written notice, and (c) the date of the Participant’s Termination of Service occurs no later than seventy-five days after the later of (x) the initial occurrence of the event constituting Good Reason or (ii) the date the Participant learns or reasonably should have learned of such event and with all time periods measured from the last event that makes an event become material for purposes of this Good Reason definition.

“Qualifying Retirement” means the Participant’s voluntary retirement from his or her service as an Employee at a time when the Participant has (i) attained at least sixty-five (65) years of age, and (ii) completed at least five (5) years of service with the Employer.

“Termination of Service” means a termination of the Participant’s service as an Employee.

[Signature Page Follows]

The Participant’s signature below indicates the Participant’s agreement with and understanding that this Award is subject to all of the terms and conditions contained in this Agreement. The Participant further acknowledges that the Participant has read and understands this Agreement, which contains the specific terms and conditions of this Award. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement or with respect to this Award.

PARTICIPANT:

Print Name: _______________________________

BREITBURN GP LLC

Name: Halbert S. Washburn
Title: Chief Executive Officer

EXHIBIT A
INCENTIVE BONUS AWARD
Participant:
Minimum 2016 Cash Award:    $
Target 2016 Cash Award:    $
Maximum 2016 Cash Award:    $
Grant Date: September 16, 2016
Performance Periods. For purposes of this Exhibit A, the “First Performance Period” shall consist of the second and third fiscal quarters during the Company’s 2016 fiscal year, the “Second Performance Period” shall consist of the fourth fiscal quarter during the Company’s 2016 fiscal year, and the “2016 Performance Period” shall consist of the sum of the First Performance Period and the Second Performance Period. The First Performance Period and the Second Performance Period shall be referred to collectively as the “Periodic Performance Periods.”
Award. For purposes of this Exhibit A, the Award shall be divided into tranches as follows:

	First Performance Period	Second Performance Period	2016 Performance Period
Tranche 1 Award	$	$	$
Tranche 2 Award	$	$	$
Earned Award Determination; 2016 Earned Award Adjustment.
(a)     With respect to each of the First Performance Period and the Second Performance Period, the “Earned Award” for each such performance period shall equal the sum of the Earned Tranche 1 Award and the Earned Tranche 2 Award in respect of the applicable performance period, determined as set forth below. The Committee shall determine and certify the Earned Award (if any) for each of the First Performance Period and the Second Performance Period as soon as reasonably practicable following the end of the applicable performance period (and in no event later than forty-five (45) days following the end of the applicable performance period) (each such date, a “Periodic Determination Date”).
(b)    As soon as reasonably practicable following the end of the Company’s 2016 fiscal year (and in no event later than sixty (60) days following the end of the Company’s 2016 fiscal year) (the “2016 Determination Date”), the Committee shall determine and certify the Earned Tranche 1 Award and the Earned Tranche 2 Award (in each case, if any) in respect of the 2016 Performance Period (the sum of such Earned Tranche 1 Award and Earned Tranche 2 Award (if any), the “2016 Award”). As of the 2016 Determination Date, the positive difference (if any) between (i) the 2016 Award and (ii) the sum of all Earned Awards previously paid or payable to the Participant shall become an “Earned Award.”
(c)    For purposes of this Exhibit A, the Earned Tranche 1 Award and Earned Tranche 2 Award for each of the First Performance Period, the Second Performance Period, and the 2016 Performance Period shall be determined, in each case, as follows:

Earned Tranche 1 Award = Tranche 1 Award * Tranche 1 Performance Factor Earned Tranche 2 Award = Tranche 2 Award * Tranche 2 Performance Factor

For purposes of this Exhibit A, the terms “Tranche 1 Performance Factor” and “Tranche 2 Performance Factor” shall have the following meanings.
“Tranche 1 Performance Factor” means a percentage equal to the average of the Applicable Performance Factor for each of Production Performance and Lease Operating Expense (“LOE”) Performance, determined for the First Performance Period, the Second Performance Period or the 2016 Performance Period (as applicable) in accordance with the following table; provided that for performance between Threshold and Target levels the Applicable Performance Factor shall be determined by linear interpolation between the Threshold and Target Applicable Performance Factor percentages set forth below. For performance below Threshold level, the Applicable Performance Factor shall be zero.

	First Performance Period		Second Performance Period		2016 Performance Period
	Threshold	Target	Threshold	Target	Threshold	Target
Production Performance (MMBoe)	8.754	9.129	4.097	4.273	12.851	13.402
LOE Performance ($MM)	158.5	142.5	83.9	75.3	242.4	217.8
Applicable Performance Factor	54%	90%	54%	90%	54%	90%
“Tranche 2 Performance Factor” means a percentage equal to the average of the Applicable Performance Factor for each of Production Performance and LOE Performance, determined for the First Performance Period, the Second Performance Period or the 2016 Performance Period (as applicable) in accordance with the following table; provided that for performance between Threshold, Target, or Stretch levels the Applicable Performance Factor shall be determined by linear interpolation between the Threshold, Target, or Stretch Applicable Performance Factor percentages set forth below (as applicable). For performance below Threshold level, the Applicable Performance Factor shall be zero.

	First Performance Period			Second Performance Period			2016 Performance Period
	Threshold	Target	Stretch	Threshold	Target	Stretch	Threshold	Target	Stretch
Production Performance (MMBoe)	8.754	9.129	9.503 or greater	4.097	4.273	4.448 or greater	12.851	13.402	13.951 or greater
LOE Performance ($MM)	158.5	142.5	126.4 or less	83.9	75.3	66.8 or less	242.4	217.8	193.2 or less
Applicable Performance Factor	37.8%	63%	90%	37.8%	63%	90%	37.8%	63%	90%